EXCHANGE AGREEMENT

BETWEEN AND AMONG

AEROCENTURY CORP.

AND

LEE G. BEAUMONT

EXCHANGE AGREEMENT

This Exchange Agreement (this "Agreement") is dated as of this 21st day of March, 2017 (the "Effective Date"), by and between Lee G. Beaumont ("Beaumont") and AeroCentury Corp., ("ACY") (each a "Party" and collectively as the "Parties").

WHEREAS, ACY is the legal owner of one CF34-8E5A1 engine, bearing manufacturer's serial number GE-E193117 (the "Engine");

WHEREAS, Beaumont owns 150,000 shares of common stock of ACY (the "Purchased Shares");

WHEREAS, ACY desires to sell the Engine to Beaumont in exchange for the transfer to ACY of all of the Purchased Shares, and certain covenants of Beaumont, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article 1- Sale of Engine
1.1 ACY agrees to sell to Beaumont and Beaumont agrees to purchase from ACY, the Engine, as further described below, together with the parts and documentation listed on Appendix I hereto, subject to the terms and provisions of this Agreement.
Engine type:	CF34-8E5A1
Serial number (if applicable)	GE-E193117
TTSN / TCSN	7765/8620
Shipping Stand Serial No.	GEEL-233

1.2 The Engine shall be made available to Beaumont in "AS IS, WHERE IS" condition with the Shipping Stand, together with all records belonging to or relating to the Engine current at the time of the transfer of title of the Engine from ACY to Beaumont, including the Engine up-to-date logbooks, last shop visits reports, Engine trend data and all tracking part history back to birth.  Beaumont has had the opportunity to inspect the Engine and the Engine shall be in same condition and configuration with no parts removed or swapped as at the completion of the inspection.
1.3  At Closing, the Engine shall be tendered for delivery by ACY, and Beaumont shall accept such delivery at the Standard Aero facility in Winnipeg, Manitoba, Canada.
1.4  -  Purchase Price.  The parties hereby agree that the value of the consideration exchanged, as set forth in Article 3 of this Agreement is US$2,930,000 (the "Purchase Price").
Article 2 - Closing; Transfer of Title; Event of Loss
2.1 Closing on the transactions contemplated by this Agreement shall occur upon completion of the following conditions:
a. ACY's receipt of the following consideration: (i) one or more stock certificates evidencing all of the Purchased Shares, together with a Stock Powers duly endorsed for transfer to ACY on the reverse or on a separate stock power in such form approved by ACY; and (ii) the duly executed Securities Purchase Agreement, in the form attached hereto as Exhibit C (the "Securities Purchase Agreement"), executed by Beaumont.
b.  (i) Beaumont's receipt of a Bill of Sale for the Engine to Beaumont in the form attached to this Agreement as Exhibit B.
c. Receipt by Beaumont of (i) a copy of lien search memo prepared by McAfee & Taft, Oklahoma City ("FAA Counsel"), showing the absence of any liens on the Aircraft recorded on the FAA and International Registry; and (ii) a copy of written authorization sent by ACY to FAA Counsel, to register this Agreement with the International Registry established under the Cape Town Convention.
d. Receipt by ACY of the Certificate of Acceptance executed by Beaumont, in the form attached as Exhibit A.
e.  The Engine shall be located at the Delivery Location.
f.  Each of Beaumont and ACY shall be registered as a Transacting User Entity on the International Registry website and shall consent to the filing to the sale of the Engine as an "international interest."
2.2 On the Closing Date, title to the Engine, as well as risk of loss or damage to the same, shall pass to Beaumont.
2.3 If an Event of Loss (as defined below) occurs to the Engine prior to the Closing Date, neither Party will have any further liability to the other with respect to the Engine, this Agreement and the Securities Purchase Agreement.
1.	"Event of Loss" means with respect to the Engine:
a. the actual or constructive total loss of such engine (including any damage to such Engine which results in an insurance settlement on the basis of a total loss, or requisition for use or hire which results in an insurance settlement on the basis of a total loss);
b. such Engine being destroyed, damaged beyond economic repair, or permanently rendered unfit for normal use for any reason whatsoever;
c. the requisition of title or other compulsory acquisition of title for any reason of such Engine by any government entity, or other authority, or by any person, or by operation of any law; or
d. the hijacking, theft, disappearance, condemnation, confiscation, seizure, detention, or requisition for use or hire of such Engine which deprives any person permitted by this Agreement to have possession or use of such engine of its possession or use for more than 30 days.
Article 3 -  Taxes and Duties
Each party shall be responsible for and pay its own corporate or individual taxes measured by net income or profit imposed by any governmental authority ("Seller Taxes").
ACY shall be responsible for and pay directly, when due and payable, and shall indemnify and hold Beaumont harmless from, all taxes, duties, fees, or other charges of any nature (including, but not limited to, ad valorem, consumption, excise, franchise, gross receipts, import, license, property, sales, stamp, storage, transfer, turnover, use, or value-added taxes, and any and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto), other than Seller Taxes, imposed by any governmental authority on ACY in any way connected with the transfer of title to the Purchased Shares to ACY pursuant to this Agreement ("ACY Buyer Taxes").
Beaumont shall be responsible for and pay directly, when due and payable, and shall indemnify and hold ACY harmless from, all taxes, duties, fees, or other charges of any nature (including, but not limited to, ad valorem, consumption, excise, franchise, gross receipts, import, license, property, sales, stamp, storage, transfer, turnover, use, or value-added taxes, and any and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto), other than Seller Taxes, imposed by any governmental authority on ACY or its employees or subcontractors in any way connected with the transfer of title to the Engine to Beaumont pursuant to this Agreement ("Beaumont Buyer Taxes").
Article 4 -  Warranties of ACY:
4.1  ACY represents and warrants to Beaumont as follows:
a.  ACY has and will have on the Closing Date, full, lawful power and authority to enter into and carry out the terms of this Agreement.
b. ACY has, and will convey, good and marketable title to the Engine, free and clear of any liens, claims, or encumbrances.
4.2 EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, INCLUDING SECTION 5.1(b) ABOVE: (I) THE ENGINE, INCLUDING THE COMPONENT PARTS AND RECORDS THEREOF, ARE BEING SOLD IN "AS IS, WHERE IS" CONDITION AND (II) ACY SPECIFICALLY DISCLAIMS AND MAKE NO WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, THAT SHALL SURVIVE DELIVERY AS TO THE ENGINE, THE COMPONENT PARTS AND RECORDS THEREOR, INCLUDING, BUT NOT LIMITED TO THE CONDITION OR AIRWORTHINESS THEREOF; AND THE PARTIES HEREBY WAIVE ALL OTHER WARRANTIES, REMEDIES, OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, AND THE PARTIES SHALL NOT HAVE ANY LIABILITY TO THE OTHER WITH RESPECT TO FITNESS FOR ANY INTENDED PURPOSE AND MERCHANTABILITY.
Article 5 -  ACY's Purchase of the Purchased Shares
5.1 ACY's purchase of the Purchased Shares shall occur automatically, pursuant to the terms of the Securities Purchase Agreement, upon the completion of the conditions set forth in Section 3.1.
Article 6 -Assignment of Engine Warranty
ACY hereby assigns all warranties it holds with regards to the Engine to Beaumont as of the Closing Date.
Article 7 - Excusable Delay
Neither Party shall be liable for delays in delivery or failure to perform due to: (i) causes beyond its reasonable control; (ii) acts of God, acts of civil or military authority, fires, strikes, floods, epidemics, war, civil disorder, riot, or delays in transportation; or (iii) inability due to causes beyond its reasonable control to obtain necessary labor, material, or components. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay. This provision shall not, however, relieve such delayed Party from using reasonable efforts to continue performance whenever such causes are removed.  The delayed Party shall promptly notify the other Party when such delays occur or impending delays are likely to occur and shall continue to advise the other Party of new payment schedule or shipping schedules, as applicable, and/or changes thereto.
Article 8 -  Indemnification and Limitation of Liability with Respect to Engine Operation

8.1 Beaumont agrees to indemnify and hold harmless ACY and its officers, partners, directors, employees, agents, successors, assigns, shareholders and its parent companies and general partners and their respective officers, assigns, directors, employees, agents and shareholders (collectively, the "Indemnitees"), against all liabilities arising through the ownership, use, operation, or possession of the Engine subsequent to the Closing Date, of any nature whatsoever, including reasonable attorneys' fees arising thereafter, and agrees to indemnify, protect, defend and hold harmless the Indemnitees, against any claims, suits, actions, or judgments of any kind for personal injury, death and property damage including without limitation any aircraft on which the Engines may be installed and any other property of the Parties hereto arising out of such ownership, use, possession, lease or resale regardless of the negligence, active or passive, of Beaumont except that this indemnity will not apply (i) if such claims, suits, actions or judgments arise from an act or omission of an Indemnitee not related to the purchase and sale transaction hereunder or (ii)  if such claims, suits, actions or judgments were caused by the Indemnitee's grossly negligent or willful or wanton misconduct.  This indemnification includes, without limitation, all liability, damages, costs and expenses (including reasonable attorneys' fees and other legal expenses) incurred by the Indemnitees.  The obligations of Beaumont under this Article shall survive the completion of the transaction contemplated by this Agreement.
8.2 ACY agrees to indemnify and hold harmless Beaumont, against all liabilities arising through the ownership, use, operation, or possession of the Engine prior to and including the Closing Date, of any nature whatsoever, including reasonable attorneys' fees arising thereafter, and agrees to indemnify, protect, defend and hold harmless the Indemnitees, against any claims, suits, actions, or judgments of any kind for personal injury, death and property damage including without limitation any aircraft on which the Engines may be installed and any other property of the Parties hereto arising out of such ownership, use, possession, lease or resale regardless of the negligence, active or passive, of Beaumont except that this indemnity will not apply (i) if such claims, suits, actions or judgments were caused by an Beaumont's act or omission as a manufacturer, supplier or maintenance provider of or to the Engine and (ii) if such claims, suits, actions or judgments were caused by the Beaumont's grossly negligent or willful or wanton misconduct.  This indemnification includes, without limitation, all liability, damages, costs and expenses (including reasonable attorneys' fees and other legal expenses) incurred by the Indemnitees.  The obligations of ACY under this Article shall survive the completion of the transaction contemplated by this Agreement.
8.3 In no event, whether as a breach of contract, warranty, tort (including negligence, but excluding willful misconduct), product liability, patent infringement, or otherwise, shall a Party be liable for any special, consequential, incidental, resultant or indirect damages (including, but not limited to, loss of use, revenue, profit or goodwill), punitive, or exemplary damages.
8.4 The indemnification obligations set forth in this section 9 shall expire and be of no further effect on the date that is three (3) years after the Closing Date.
Article 9  Notices
Any notices required or permitted under this Agreement shall be in writing.  Notices shall be provided to the Parties as follows, or at any other address as is subsequently designated in writing by either Party:
If to ACY: AeroCentury Corp.
1440 Chapin Ave. #310
Burlingame, California 94010
Attn: Mr. Michael G. Magnusson / President
Telephone: (650) 340-1888
Facsimile: (650) 696-3929
Electronic Mail: michael.magnusson@aerocentury.com

If to
Beaumont Lee G. Beaumont
c/o BeauTech Power Systems LLC
1717 McKinney Avenue, Suite 700
Dallas, TX 75202
Attention: Lee Beaumont
Telephone:   +1 (214) 593-6423
Facsimile:
+1 (214) 593-6410
Electronic Mail: lee.beaumont@beautech.aero

Article 10-  Government Authorization; Export Shipment
Each Party shall be responsible for obtaining any required licenses or any other required governmental authorization and shall be responsible for complying with all U.S. and foreign government licensing and reporting requirements.  Each Party shall restrict disclosure of all information and data furnished in connection with such authorization and shall ship the subject matter of the authorization to only those destinations that are authorized by the U.S. Governments.

Article 11-  Miscellaneous
11.1 Assignment.  This Agreement or any rights or obligations hereunder may not be assigned without the prior written consent of the other Parties. In the event of any such substitution, the other Party will be so advised in writing.  Any assignment in contradiction of this clause will be considered null and void.
11.2 Savings Clause.  If any portion of this Agreement will be determined to be a violation of or contrary to any controlling law, rule or regulation issued by a court of competent jurisdiction, then that portion will be unenforceable in such jurisdiction. However, the balance of this Agreement will remain in full force and effect.
11.3 Confidentiality.  The Parties agree to keep the terms and conditions of this Agreement confidential unless required by law to disclose all or part thereof.  Such confidentiality shall survive the term of this Agreement.
11.4 Dispute Resolution.  If any dispute arises relating to this Agreement, the Parties will endeavor to resolve the dispute amicably, including by designating senior managers who will meet and use commercially reasonable efforts to resolve any such dispute.  If the Parties' senior managers do not resolve the dispute within 60 days of first written request, either Party may request that the dispute be settled and finally determined by binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Francisco, California, by one or more arbitrators appointed in accordance with the American Arbitration Association Rules.  The arbitrator(s) will have no authority to award punitive damages, attorney's fees and related costs or any other damages not measured by the prevailing Party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement and applicable law.  The award of the arbitrator(s) will be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.  All statements made or materials produced in connection with this dispute resolution process and arbitration are confidential and will not be disclosed to any third party except as required by law or subpoena. The Parties intend that the dispute resolution process set forth in this Article will be their exclusive remedy for any dispute arising under or relating to this Agreement or its subject matter.
11.5 Governing Law.  The terms of this Agreement and the transactions hereunder shall be interpreted in accordance with and governed by the laws of the State of California, U.S.A. and the Parties consent to the jurisdiction of the state and federal courts located therein.  Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
11.6 No Agency.  Nothing in this Agreement will be interpreted or construed to create a partnership, agency or joint venture between Beaumont and/or his affiliates, on the one hand, and ACY on the other.
11.7 Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto respecting the subject matter hereof, and supersedes and cancels all previous negotiations, agreements, representations and writings in connection herewith.  This Agreement may not be released, discharged, abandoned, supplemented, modified or waived, in whole or in part, in any manner, orally or otherwise, except by a writing of concurrent or subsequent date signed and delivered by a duly authorized officer or representative of each of the Parties hereto making specific reference to this Agreement and the provisions hereof being released, discharged, abandoned, supplemented, modified or waived.
11.8 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered originals, and all of which when taken together shall constitute one and the same instrument.
11.9  Expenses.  Each party shall be responsible for and pay for its own expenses in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated herein including any costs associated with registering as a Transacting User Entity, provided, however, that ACY shall be responsible for all costs of FAA Counsel.

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IN WITNESS HEREOF the Parties hereto have signed this Agreement as of the Effective Date.

AEROCENTURY CORP. By: _________________________________ Name: Michael G. Magnusson Title: President	LEE G. BEAUMONT ____________________________

EXHIBIT A

FORM OF

CERTIFICATE OF ACCEPTANCE

Lee G. Beaumont ("Buyer") hereby certifies that pursuant to the Exchange Agreement dated as of March 21, 2017 between Buyer and AeroCentury Corp. ("Seller")  (the "Agreement"), in connection with the sale by Seller to Buyer of one (1) used General Electric model CF34--8E5A1 aircraft engine bearing the manufacturer's serial number GE-E193117 as further described herein (collectively herein the "Engine"):
(a)	Buyer has inspected the Engine and Shipping Stand, including all technical records, and is satisfied with the condition of Engine as required by the Agreement;
(b)	Buyer has accepted delivery of the Engine on March __, 2017, at the Standard Aero facility in Winnipeg, Manitoba, Canada.
(c)	Buyer has inspected, found to be complete and satisfactory to it, and received, all the Engine technical documents.
Date: March ____, 2017

By:

Name: Lee G. Beaumont, individually

Exhibit B

BILL OF SALE

Pursuant to the Exchange Agreement, dated March 21, 2017, by and between Lee G. Beaumont and AeroCentury Corp. (the "Agreement"), for good and valuable consideration, receipt of which is hereby acknowledged, AeroCentury Corp. ("ACY"), the owner of full legal and beneficial title to:

Identification of the Engine and Shipping Stand

Engine Model	Serial Number
CF34-8E5A1 Engine	GE-E193117
Including shipping stand	GEEL – 233

has, as of the ____ day of March, 2017, sold, granted, transferred and delivered all right, title, and interest in and to the above listed engine to Lee G. Beaumont ("Beaumont"), and to its successors and assigns, to have and to hold said Engine forever.  The Engine is sold "AS IS, WHERE IS."
ACY hereby warrants to Beaumont that at the time of delivery of the Engine to Beaumont, ACY was the lawful owner of the Engine with good title thereto; that said Engine is free from all claims, liens, encumbrances and rights of others; that ACY has good and lawful right to sell the Engine; that there is hereby conveyed to Beaumont on the date hereof good and marketable title to the Engine free and clear of all liens, claims, charges and encumbrances and that ACY will warrant and defend such title against all claims and demands of all persons, whomsoever arising from any event or condition occurring prior to delivery of the engine by ACY to Beaumont.

This Bill of Sale will be governed in accordance with the laws of the State of California, U.S.A.; except, that California conflict of law rules will not apply if the result would be the application of the laws of another jurisdiction.

The undersigned has caused this Bill of Sale to be signed by a duly authorized officer as of this ____ day of March, 2017.

AEROCENTURY CORP.

By: _________________________________

Printed Name: ________________________

Title: ________________________________

APPENDIX I

LIST OF DOCUMENTATION PROVIDED WITH ENGINE AT CLOSING

1. engine logbook including tracked parts maintenance releases if not original at production build
2. engine shop visit documentation packages including maintenance releases, LLP status and AD status
3. set of detailed external digital pictures representing the engine and parts installed at delivery
4. engine inventory listing (basic parts installed at delivery)
5. last borescope report dated May 12, 2016
6. video borescope CD/DVD dated May 12, 2016

LIST OF PARTS INCLUDED WITH ENGINE

[TO BE ADDED AT CLOSING, IF ANY]

 EXHIBIT C
SECURITIES PURCHASE AGREEMENT